UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 31, 2003

LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-05099	59-0995081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 – 72nd Street North, St. Petersburg, Florida	33710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (727) 345-9371

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-looking Statements

Some of the statements in this Form 8-K are “forward-looking statements” and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements reflect numerous assumptions, known and unknown risks, uncertainties and other factors that may affect the business and prospects of Life Sciences, Inc. and cause the actual results, performance or achievements of Life Sciences, Inc. to differ materially from those expressed or implied by the forward-looking statements. These factors include: longer product development lead times; delays in product roll outs; lack of performance or allegations thereof in contractual relationships; unfavorable results in dispute resolution proceedings or governmental applications; failure to obtain anticipated contracts with third parties or orders from customers, or less favorable contracts with third parties or lower than expected volumes from customers; higher material and labor costs; unfavorable patent or other technology decisions; the availability of adequate sources of working capital and cash flow; economic, health and political conditions, especially in international markets, including infectious diseases, civil unrest, military actions, governmental changes and restrictions on the ability to transfer capital across borders; and economic, competitive, technological, diplomatic, governmental and other factors.

Non Regulation FD Filing

This Form 8-K is being filed for reasons other than those that would require a filing under Regulation FD.

Item 2.02. Results of Operations and Financial Condition.

This Item 2.02 contains previously unannounced financial results (unaudited) regarding Life Sciences, Inc. (the “Company,” “LSI” or “Life Sciences”).

The Company had revenues of about $1,640,000 and an operating loss of about $42,000 for the fiscal year ended May 31, 2004, compared to revenues of almost $960,000 and an operating loss of around $635,000 for the 2003 fiscal year. For the six months of fiscal 2005 ended November 30, 2004, Life Sciences recorded revenues of slightly more than $950,000 and net income of slightly more than $30,000, compared to revenues of approximately $800,000 and an operating loss of around $85,000 for the first half of fiscal 2004. Revenues of almost $780,000 for the quarter ended February 28, 2005, compared to revenues of almost $360,000 for the comparable period of fiscal year 2004, made for about a 50% increase in revenues during the initial nine months of the current fiscal year when compared to the fiscal 2004 period.

At February 28, 2005, the end of LSI’s third quarter, the Company had orders of more than $700,000 for its enzyme products for sale prior to the May 31, 2005 close of the current fiscal year, compared to slightly more than $130,000 at February 28, 2004. As the Company expects to satisfy these current orders timely, an increase in current year revenues of almost 50% is indicated when compared to the prior fiscal year. While these revenue increases are significant, the production processes supporting these revenues afford the Company few, if any, economies of scale. As such, gross profit margins arising from these sales are expected to be substantially in line with those of prior periods.

Item 8.01. Other Events.

This Item 8.01 is divided into parts entitled License Agreement, SBIR Grant, Update Regarding China Joint Venture, Annual and Other Reports, and Conclusion.

License Agreement

The Company entered into an agreement effective February 1, 2005 with the University of Florida Research Foundation, Inc. to license on an exclusive, world wide basis, certain technology developed by University of Florida faculty. That technology is the subject of United States patent(s)/patent application(s) entitled “Coated Nanoparticles” filed in the United States Patent Office on May 17, 2000, and assigned Registration Number/Serial Number 09/572,469 and issued as U.S. 6,548,264, and all United States patents and foreign patents and patent applications based on this U.S. application; and U.S. patent application 10/010,807 filed on November 13, 2001 entitled “Method For Identifying Cells;” and U.S. patent application 10/421,491 and PCT patent application PCT/US03/12638 filed on April 22, 2003 entitled “Functionalized Nanoparticles And Method Of Use.”

The technology provides a means to improve the performance of the many procedures in clinical diagnosis and biological research that rely on the emission of fluorescent light for analysis of the outcome of a reaction. In applications employing the inventions, hundreds to thousands of molecules of fluorescent or light emitting dyes are encapsulated in custom designed glass nanoparticles that are less than 65 nanometers in diameter (the average human hair is 40,000 nanometers in width). These nanoparticles may be modified to selectively attach themselves to antibodies, to short segments of DNA or RNA, as well as to extremely small numbers of bacteria and other antigenic species, making them more readily detectable using existing instruments or lower cost, less sensitive versions of those instruments.

The Company believes this in-licensed technology will find broad applications in enhancing the performance and utility of many existing diagnostic tests used in human health care and produced by others, in extending the applications of the several technologies that rely on analysis and detection of DNA in the diagnosis and treatment of human diseases, and in drug discovery and basic molecular biology research.

The acquisition of the license for the nanoparticle technology represents a substantial investment for the Company. In addition to the more than $30,000 in fees and expenses incurred during the nine month pendency ended January 31, 2005 of an option held by the Company to licenses the technology, the conditions of the license obligate the Company for payment of license fees and related patent expenses substantially in excess of $275,000 during the two-year period ending February 2007. The licensing entity, the University of Florida Research Foundation, Inc., retained an option to acquire a 10% holding in the equity of a to-be-formed subsidiary of LSI (see discussion below) that if exercised would result in a $100,000 reduction in the amount of the Company’s obligation for license fees.

Successful fulfillment of certain of the conditions (milestones) of the license will also require significant short-term financial outlays by the Company. In addition to providing seed capital of not less than $300,000 to support the initial operations of a to-be-named, LSI controlled subsidiary formed to commercially exploit the in-licensed technology, the Company is obligated, among other things, to establish at least one strategic relationship (strategic partnership/joint venture/equity investment/sublicense with an entity with net worth or market capitalization in excess of $50 million) focused on development of the licensed technology for applications in the clinical diagnostic, environmental testing or food testing sectors. The Company is also obligated to achieve the commencement of commercial sales of products based on the licensed technology prior to August 2006.

SBIR Grant

The Company received in March 2005 a Notice of Grant Award from the U.S. National Institutes of Health of a Small Business Innovation Research (SBIR) grant amounting to slightly more than $250,000. This funding is for the second year (April 1, 2005 – March 31, 2006) of an intended multiyear effort on the part of Life Sciences. This award brings total support for the Phase I effort (April 1, 2004 – March 31, 2006) to slightly less than $500,000.

The principal aims of the effort include the development of an ultra sensitive DNA/RNA bioassay based on bioconjugated nanoparticles and the further development of a hand-held device for detection of extremely small quantities of DNA or RNA using methods that incorporate dye-doped nanoparticles.

Update Regarding China Joint Venture

The Company most recently described its involvement in the China-based joint venture company, Foshan Life Sciences Co., Ltd. (“FLSC”), in reports on Form 8-K filed March 5, 2004 and May 10, 2004.

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When formed in April 2001, LSI made a $306,000 contribution to the registered capital of FLSC. Of this amount, $150,003 was obtained through the sale on May 31, 2001 of 85,716 shares of the Company’s common stock at $1.75 per share to two of the principal executives of one of the China-based venturers, Vamed Medical Instrument Co. Ltd. (“Vamed”). One of these executives also served as a director of FLSC and the other served as its General Manager.

In anticipation of the stock sale to China-based persons, the Company had entered into a July 18, 2000 side letter to the letter of intent looking to the formation of a China-based joint venture. That side letter contains language of indemnification in favor of the proposed purchasers of the stock as follows: “to the extent that on the 3rd anniversary of the date of the stock purchase, if the closing price of the Life Sciences common stock does not exceed the purchase price by 100%, Life Sciences shall issue additional shares of common stock to the purchasing group in an amount that when summed with the number of shares in the original purchase and multiplied times the closing prices will equal US$300,000.”

At May 28, 2004, the last trading day prior to the May 31, 2004 third anniversary, the closing price of the Company’s common stock amounted to $0.19. If applicable, the indemnification language in the side letter would call for the issuance of an additional almost 1.5 million shares of common stock by LSI. Prior to June 2004, the Company’s Board of Directors affirmed that the Company would not honor the July 18, 2000 side letter. In addition to questions of the applicability of the side letter, the Company believes it possesses credible information regarding direct and indirect acts of commission and omission by the stock purchasers that, during the period subsequent to the stock purchase and prior to the third anniversary of the purchase, substantially impaired the value of the Company’s investment in FLSC. The Company also believes this information to be sufficient to support meritorious defenses to any legal action arising from the Board’s decision.

Commencing in May 2004, the Company entered into negotiations with one member of the purchasing group, the holder of 57,144 shares of the Company’s common stock, to purchase an option to acquire all of those shares at a price equal to the original purchase price. These negotiations were not successful.

As earlier reported in the Form 8-K filed May 10, 2004, Vamed - the plaintiff in a civil action it improvidently brought in September 2003 against FLSC – received an order dated March 5, 2004 allowing withdrawal its lawsuit. Because Chinese law provides no mechanism for recovery of legal fees incurred by defendants in defense of civil actions, and the Company’s inability to cause the legal fees to be paid by FLSC, Life Sciences, as majority owner in the joint venture company and coordinator of the legal defense mounted in this matter, was deemed by the attorneys for the joint venture company to be responsible for the legal fees arising from the successful defense. These fees amount to slightly more than $75,000 and remain unpaid.

FLSC’s business activities substantially ceased in March 2004 and essentially all of its employees were dismissed. While the Company regards the joint venture as dormant, the Company recognizes any premature shutdown of FLSC or the failure to make timely required capital contributions could generate a potential tax liability in excess of $200,000. One of the penalties associated with non-timely capital contributions to a Sino-foreign joint venture is the potential for the joint venture’s loss of exemptions from China’s otherwise applicable corporate income tax of about 33% for the first two calendar years of the joint venture’s operations, and the loss of about a 50% reduction in that tax for the following three calendar years. The initial two-year period for FLSC would have ended December 31, 2002. The loss of these exemptions could be claims asserted against a joint venture participant failing to timely make its scheduled capital contribution. In addition, certain Chinese government regulations provide that parties not making capital contributions within the time permitted by the regulations will be considered to have voluntarily withdrawn from, and to have surrendered all of their rights in, the applicable joint venture enterprise, as well as being subject to claims by performing parties.

The uncertainties surrounding capital contributions required to be made to FLSC (including the possible termination of FLSC or of LSI’s interest therein) and potential claims for alleged non-performance are items of significant concern. Amounts at risk would include Life Sciences’ 2001 initial capital contribution of $306,000, and exposures related to the potential tax liability described above and to judgments for damages or other unknown items.

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Annual and Other Reports

Life Sciences is significantly behind in filing its Form 10-KSB’s and other periodic reports under the Securities Exchange Act of 1934. For example, the most recent Form 10-KSB filing was due on August 29, 2004, but the Company has not been able to make that filing. The difficulties surrounding FLSC, the changes in independent accountants described in the Form 8-K filed February 27, 2004 and the Form 8-K filed March 23, 2004, and the expanded requirements and related expense related to financial reporting for public entities subsequent to the adoption of the Sarbanes-Oxley Act of 2002 have led to continuing delays in the Company’s filing of its interim and annual periodic reports. The Company anticipates the devotion of an additional portion of its limited resources to the satisfaction of these obligations.

Conclusion

LSI is continuing to pursue favorable resolution of the various potentially adverse matters referred to in this Form 8-K while conserving its increased, but still limited, financial resources. The financial resources available to the Company will primarily be devoted to the growth of its core business and to the exploitation of the business opportunities arising from the recently concluded license agreement described above. The ultimate outcomes of these matters are unknown, but are potentially material and are uncertainties of significant concern to the Board of Directors of LSI.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2005.

LIFE SCIENCES, INC.

By:	/s/ Simon Srybnik
Simon Srybnik, Chairman, CEO
and President

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